FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of October 31, 2016,  to the Custody Agreement, dated as of August 1, 2014, is entered into by and between FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK, N. A., a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the FundX Sustainable Impact Fund to the Agreement; and

WHEREAS, Article 15.02 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced in its entirety with the attached Amended Exhibit B of the Agreement.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FUNDX INVESTMENT TRUST	U.S. BANK, N.A.

By: ______________________________	By: ________________________________

Printed Name: ______________________	Printed Name: Michael R. McVoy

Title:	Title: Senior Vice President

Amended Exhibit B
to the Custody Agreement

Fund Names

Separate Series of FundX Investment Trust

Name of Series
FundX Upgrader Fund
FundX Flexible Income Fund
FundX Conservative Upgrader Fund
FundX Aggressive Upgrader Fund
FundX Tactical Upgrader Fund
FundX Flexible Total Return Fund
FundX Sustainable Impact Fund